                                                                    EXHIBIT 19.1

                          [WIPRO APPLYING THOUGHT LOGO]

              RESULTS IN ACCORDANCE WITH CONSOLIDATED INDIAN GAAP
   WIPRO'S PAT FOR NINE MONTHS ENDED DECEMBER 2001 GROWS BY 44% YEAR ON YEAR

BANGALORE, JANUARY 18 2002 --Wipro Limited today announced its audited results approved by the Board of Directors for the nine months ended December 2001.

HIGHLIGHTS OF THE RESULTS:

- PROFIT AFTER TAX GREW BY 44% YEAR ON YEAR TO RS. 6.5 BILLION AND REVENUE GREW BY 18% YEAR ON YEAR TO RS. 25.5 BILLION

- 6% SEQUENTIAL GROWTH FOR THE QUARTER IN REVENUE OF WIPRO TECHNOLOGIES WITH SEQUENTIAL GROWTH IN ON-SITE REALIZATION OF 1.5% AND OFFSHORE REALIZATION OF 2.3%

-      27 NEW CUSTOMERS ADDED IN THE QUARTER INCLUDING 6 FORTUNE 1000 CUSTOMERS

-      4 NEW CUSTOMER DEDICATED DEVELOPMENT CENTERS STARTED DURING THE QUARTER

Total Revenues for the nine months ended December 31, 2001 were Rs. 25.52 billion, representing an 18% increase over the corresponding period in the last year. Profit after Tax was Rs. 6.54 billion, representing an increase of 44% over Profit after Tax for the same period last year. Total Revenue for the quarter ended December 31, 2001, was Rs. 8.76 billion, representing a 12% increase over the corresponding period in the last year. Profit after Tax was Rs. 2.24 billion, representing an increase of 17% over Profit after Tax for the same period last year.

COMMENTING ON THE RESULTS, MR. AZIM PREMJI, CHAIRMAN OF WIPRO, SAID, "WE ACHIEVED A SIGNIFICANT MILESTONE THIS QUARTER IN OUR JOURNEY TOWARDS OUR VISION 2004 BY CONSOLIDATING OUR QUALITY LEADERSHIP POSITION IN THE GLOBAL SOFTWARE SERVICES MARKET. WE WERE THE FIRST COMPANY IN THE WORLD TO BE CERTIFIED AT LEVEL 5 OF THE PEOPLE CAPABILITY MATURITY MODEL (PCMM) AND THE FIRST SOFTWARE SERVICE PROVIDER TO BE CERTIFIED UNDER TL 9000, REFLECTING THE COMMITMENT OF WIPROITES TO QUALITY.

"OUR RESULTS FOR THE QUARTER WERE IN LINE WITH OUR EXPECTATIONS IN AN ENVIRONMENT OF ENHANCED ECONOMIC TURBULENCE. WE BELIEVE WE HAVE GROWN AHEAD OF THE INDUSTRY GROWTH RATE FOR THE NINE-MONTH PERIOD ENDED DECEMBER 2001. FOR THE QUARTER ENDING MARCH 2002, WE EXPECT REVENUE FROM OUR GLOBAL IT BUSINESS TO BE AROUND US$120 MILLION."

MR. VIVEK PAUL, VICE CHAIRMAN AND CEO OF WIPRO TECHNOLOGIES ADDED "WE HAVE SEEN ALL ROUND SEQUENTIAL GROWTH ACROSS VERTICALS, EXCEPT IN TELECOM AND INTERNETWORKING. THE SEQUENTIAL GROWTH IN FINANCIAL SERVICES OF 19% AND ENTERPRISE APPLICATION SERVICES OF 41% CONTRIBUTED TO AN 8% SEQUENTIAL GROWTH IN ENTERPRISE BUSINESS. IN THE R&D SERVICES SEGMENT, EMBEDDED SYSTEMS GREW BY 6% SEQUENTIALLY AND TELECOM AND INTERNET SERVICE PROVIDERS GREW BY 54% SEQUENTIALLY. DESPITE AN ENVIRONMENT OF SEVERE PRICE PRESSURE, WE WERE ABLE TO GROW OUR REALIZATION BY CONTINUING TO GROW THE MIX OF HIGH VALUE-ADD SERVICES."

WIPRO TECHNOLOGIES -- OUR GLOBAL IT BUSINESS

Wipro Technologies accounted for 67% of the Revenue and 92% of the Profit before Interest and Tax. Wipro Technologies grew its Revenue by 35% for the nine-month period to Rs. 17.0 billion and Profit before Interest and Tax by 38% to Rs. 5.9 billion. Operating Margin to Revenue increased by 1% to 35% for the nine-month period, from 34% for the corresponding period ended December 2000. The increase was primarily due to increase in realization and reduction in general and administration expenses. Operating Margin for the quarter was 34%.

For the quarter ended December 31, 2001, the R&D Services business segment, consisting of Telecom & Internet Service Providers practice (17% of Revenue), Embedded Systems & Internet Access devices practice (15% of Revenue) and Telecom & Inter-networking practice (19% of Revenue), contributed 51% of Global IT Services Revenue, which represents a 1% increase over the same period last year and a 1% decrease from the quarter ended September 30, 2001. The Enterprise Solutions segments contributed 49%. Technology Infrastructure horizontal contributed 10% of Global IT Services Revenue across R&D and Enterprise solutions. We continued to diversify our Revenue profile with increased contributions from Europe. The proportion of Revenues from Europe increased from 28% for the quarter ended December 31, 2000 to 42% for the quarter ended December 31, 2001. Accordingly, the proportion of Revenue from North America decreased to 51% from 64% in the corresponding quarter of the previous year. Japan contributed 6% for the quarter ended December 31, 2001.

For the quarter ended December 31, 2001, average price realizations for Offshore projects increased by 16% and those for Onsite by 15% year on year. The sequential increase in realization was 2.3% and 1.5% respectively. 27 new accounts were added in the quarter, of which 6 customers are in the Fortune 1000 list. New customers added in current fiscal year contributed 24% of the Revenue for the quarter.

Our largest customer, top 5 and top 10 customers accounted for 15%, 34% and 46% respectively of our total quarterly Revenue as compared to 8%, 29% and 44% respectively for the corresponding period of the previous year.

Customers with annualized Revenue run rate of $1 million and above for the quarter increased to 85 from 67 in the quarter ended December 2000 and 81 in September 2001. Customers with annualized run rate of $5 million and above for the quarter were 21 up from 19 in the quarter ended December 2000. The corresponding number in September 2001 was 24.

Offshore projects as a percentage of Services Revenue, at 44% for the quarter was lower by 4% as compared to the quarter ended December 2000. It was 48% for the quarter ended September 2001. Fixed Price projects were at 33% of the Revenue for the current quarter up from 17% for the quarter ended December 2000 and 27% for the quarter ended September 2001.

We had 9501 employees as of December 31, 2001, a net addition of 91 as compared to September 30, 2001.

WIPRO INFOTECH -- OUR INDIA & ASIA PACIFIC IT SERVICES & PRODUCTS BUSINESS

Wipro Infotech recorded Revenues of Rs. 5008 million and Profit before Interest and Tax of Rs. 311 million for the nine-month period, maintaining its leadership position in a difficult market environment.

For the quarter Value-added services, comprising Facilities Management, Professional Services and Availability Services grew year on year by 29%, while the services revenue, which includes product led services grew year on year by 7%. We signed 13 new contracts for Infrastructure Management, including a 2-year contract from the Andhra Pradesh Government (Dept. of Registration and Stamps) for Rs.30 Million. We added 13 new customers in domestic Software Solutions during the quarter. In the Asia Pacific region, we won five new contracts, including Dubai E-Government for high-end services-operations management of an e-Governance data center.

Wipro Infotech was awarded the Golden Peacock Award for Innovation for 01markets initiative, our e-procurement service portal.

Wipro Infotech accounted for 20% of Revenue and 5% of the Profit before Interest and Tax for the nine-month period ended December 31, 2001.

WIPRO CONSUMER CARE & LIGHTING

Wipro Consumer Care and Lighting business recorded Revenue of Rs. 2295 million with Profit before Interest and Tax of Rs. 312 million contributing 9% of total Revenue and 5% of the Profit before Interest and Taxes for nine-month period. Profit before Interest and Tax to Revenue was 14% for the nine-month period.

WIPRO LIMITED

For the nine-month period ended December 2001, the annualized return on Capital Employed in Wipro Technologies was 114%, Wipro Infotech was 52%, Consumer Care and Lighting was 52%. At the Company level the return was 40%.

FOR WIPRO LIMITED, PROFIT AFTER TAX COMPUTED IN ACCORDANCE WITH US GAAP FOR THE NINE-MONTH PERIOD ENDED DECEMBER 2001 WAS RS. 6.2 BILLION A GROWTH OF 45% OVER THE PROFITS FOR THE CORRESPONDING NINE-MONTH PERIOD ENDED DECEMBER 2000.

The net difference between profits computed in accordance with Indian GAAP and US GAAP is primarily due to accounting for deferred stock compensation expenses, equity accounting for results of investments in associate companies - Wipro GE Medical Systems Limited and Netkracker Limited and amortization of goodwill.

In the quarter ended December 31, 2001, the Board of Directors accepted the retirement from the Board of Mr. Hamir Vissanji, a Director of Wipro Limited since 1955.Commenting on Mr. Vissanji's contributions to Wipro, Mr. Premji stated that, "In over 200 board meetings during Mr.Vissanji's tenure, he has attended and contributed in all but two meetings, which he could not attend due to health reasons. There can be no better reflection of dedication and commitment than this. His eye for details, especially as the Chairman of Audit Committee and his incisive questions contributed to better decisions. We wish Mr.Vissanji good health and cheer in his retirement."

QUARTERLY CONFERENCE CALL

Wipro will hold conference calls today to discuss nine month period results at 11:45 AM and 7.00 PM to discuss the company's performance for the nine-month period and answer questions sent to email ID: Lakshminarayana.lan@wipro.com. The audio of the management discussions and the question and answer session will be available online and can be accessed in the Investor Relations section of the company website at www.wipro.com, beginning shortly after the live broadcast.

WIPRO LIMITED RESULTS COMPUTED UNDER THE US GAAP ALONG WITH INDIVIDUAL BUSINESS SEGMENT REPORTS ARE AVAILABLE IN THE INVESTOR RELATIONS SECTION AT www.wipro.com.

CONTACT FOR INVESTOR RELATION           CONTACT FOR MEDIA & PRESS
J Shankar                               Vijay K Gupta
Corporate Treasurer                     General Manager-Corporate Communications
Phone: ++91-80-844-0079                 ++91-80-844-0076
Fax: ++91-80-844-0051                   ++91-80-844-0350
Shankar.jaganathan@wipro.com            vijayk.gupta@wipro.com

FORWARD LOOKING AND CAUTIONARY STATEMENTS

Certain statements in this release concerning our future growth prospects are forward looking statements which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding fluctuations in earnings, our ability to manage growth, intense competition in IT services including those factors which may affect our cost advantage, wage increases in India, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, our ability to manage our international operations, reduced demand for technology in our key focus areas, disruptions in telecommunication networks, our ability to successfully complete and integrate potential acquisitions, liability for damages on our service contracts, the success of the companies in which Wipro has made strategic investments, withdrawal of fiscal governmental incentives, political instability, legal restrictions on raising capital or acquiring companies outside India, unauthorized use of our intellectual property and general economic conditions affecting our industry. Additional risks that could affect our future operating results are more fully described in our filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. Wipro may, from time to time, make additional written and oral forward looking statements, including statements contained in the company's filings with the Securities and Exchange Commission and our reports to shareholders. Wipro does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

WIPRO LIMITED - CONSOLIDATED

AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE NINE MONTH PERIOD ENDED DECEMBER 31, 2001

                                                                                                       IN RUPEES MILLION
                                                       -----------------------------------------------------------------
                                                                       INDIA &
                                                        GLOBAL IT     ASIAPAC IT    CONSUMER
                                                       SERVICES &     SERVICES &      CARE                        WIPRO
                                                        PRODUCTS       PRODUCTS    & LIGHTING      OTHERS        LIMITED
                                                       ----------     ----------   ----------      ------        -------
REVENUE                                                  17,025         5,008         2,295         1,191         25,519
% OF TOTAL REVENUE                                           67%           20%            9%            4%           100%
GROWTH                                                       35%          -13%           -7%                          18%
PROFIT BEFORE INTEREST AND TAX (PBIT)                     5,927           311           312          (117)         6,433
% of total PBIT                                              92%            5%            5%           -2%           100%
GROWTH                                                       38%          -26%          -10%           --             28%
OPERATING MARGIN                                             35%            6%           14%                          25%
Interest (income)/expense - net                                                                                     (628)
PROFIT BEFORE TAX                                                                                                  7,061
GROWTH                                                                                                                37%
INCOME TAX EXPENSE                                                                                                   520
PROFIT AFTER TAX                                                                                                   6,541
GROWTH                                                                                                                44%
========================================================================================================================
OTHER INFORMATION
Fixed assets, including Capital work in progress
(Net of revaluation)                                      4,374           320           448         1,307          6,449
Trade receivables                                         3,320         1,647           152           473          5,592
Cash balances/Investments                                   330            25           122        13,392         13,869
Other assets                                              1,583           754           373         1,353          4,063
Current liabilities                                      (2,629)       (1,986)         (392)         (810)        (5,817)
CAPITAL EMPLOYED                                          6,978           760           703        15,715         24,156
% of total capital employed                                  29             3             3            65            100
Capital expenditure                                       1,621           117            41           198          1,977
Depreciation                                                704           102            46           193          1,045
------------                                           -----------------------------------------------------------------
RETURN ON AVERAGE CAPITAL EMPLOYED                          114%           52%           52%                          40%

1. In accordance with Accounting Standard 21 "Consolidated Financial Statements" issued by the Institute of Chartered Accountants of India, the consolidated financial statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

2. Accounting Standard 21 requires investments in joint ventures/associates to be stated at cost. Proportionate share in the profits of these joint ventures are not recognized in the financial statements and only divided income is recognised. Consequently share of profits/(losses) in Wipro GE and Net-Kracker has not been considered in the financial statements.

3. The segment report of Wipro Limited and its consolidated subsidiaries has been prepared in accordance with the Accounting Standard 17 "Segment Reporting" issued by the Institute of Chartered Accountants of India.

4. The scheme of amalgamation of Wipro Net Limited (WNL) into Wipro Limited, effective April 1, 2001, has been approved by the shareholders and creditors of both the companies. This amalgamation is subject to approval from the High Court of Karnataka. Others include WNL for the Nine months period ended December 31, 2001.

5. Figures for previous year are stated on a comparable basis and include revenues and profits of all subsidiaries which were more than 50 % owned and controlled as at December 31, 2001.

6. The Company has three geographic segments; India, USA and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

             GEOGRAPHY                      RS. MN
             India                           8,462
             USA                             9,386
             Rest of the world               7,671
             Total                          25,519


7. For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.

WIPRO LIMITED - CONSOLIDATED

AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2001

                                                                                                       IN RUPEES MILLION
                                                       -----------------------------------------------------------------
                                                                       INDIA &
                                                        GLOBAL IT     ASIAPAC IT    CONSUMER
                                                       SERVICES &     SERVICES &      CARE                        WIPRO
                                                        PRODUCTS       PRODUCTS    & LIGHTING      OTHERS        LIMITED
                                                       ----------     ----------   ----------      ------        -------
REVENUE                                                   6,089          1,542         760           368          8,759
% OF TOTAL REVENUE                                           70%            18%          9%            3%           100%
GROWTH                                                       26%           -13%        -16%                          12%
PROFIT BEFORE INTEREST AND TAX
(PBIT)                                                    2,093            102         105           (54)         2,246
% of total PBIT                                              93%             5%          5%           -3%           100%
GROWTH                                                       24%           -47%        -24%           --              8%
OPERATING MARGIN                                             34%             7%         14%                          26%
Interest (income)/expense - net                                                                                    (182)
PROFIT BEFORE TAX                                                                                                 2,428
GROWTH                                                                                                               11%
INCOME TAX EXPENSE                                                                                                  192
PROFIT AFTER TAX                                                                                                  2,236
GROWTH                                                                                                               17%

                                  WIPRO LIMITED
                           CONSOLIDATED BALANCE SHEET
                        (ALL FIGURES IN RUPEES THOUSANDS)

                                                            AS OF DECEMBER 31, 2001
                                                            -----------------------
                      SOURCES OF FUNDS

SHAREHOLDERS' FUNDS

Share Capital                                                        464,879
Share application money pending allotment                              3,663
Reserves and Surplus                                              24,245,563
                                                                  ----------
                                                                  24,714,105
                                                                  ----------
LOAN FUNDS
Secured loans                                                        223,290
Unsecured loans                                                       56,201
                                                                  ----------
                                                                     279,491
                                                                  ----------
         TOTAL                                                    24,993,596
                                                                  ==========

         APPLICATION OF FUNDS

FIXED ASSETS
Gross block                                                       11,112,516
Less: Depreciation                                                 5,007,099
                                                                  ----------
     Net Block                                                     6,105,417
Capital work-in-progress and advances                              1,180,997
                                                                  ----------
                                                                   7,286,414
                                                                  ----------
INVESTMENTS                                                        5,139,178
DEFERRED TAX ASSETS                                                  141,258
CURRENT ASSETS, LOANS AND ADVANCES
Inventories                                                          872,181
Sundry Debtors                                                     5,592,105
Cash and Bank balances                                             1,524,334
Loans and advances                                                10,254,777
                                                                  ----------
                                                                  18,243,397
                                                                  ----------
CURRENT LIABILITIES AND PROVISIONS
Liabilities                                                        5,281,891
Provisions                                                           535,516
                                                                  ----------
                                                                   5,817,407
                                                                  ----------

                                                                  ----------
     NET CURRENT ASSETS                                           12,425,990
                                                                  ----------
MISCELLANEOUS EXPENDITURE (to the extent not written off or
  adjusted)                                                              756
                                                                  ----------
         TOTAL                                                    24,993,596
                                                                  ==========

Note: The above accounts are prepared in accordance with Accounting Standard 21 "Consolidated Financial Statements".

Para 30 of Accounting Standard 21 provides that on the first occasion that Consolidated Financial Statements are presented, comparative figures for the previous period need not be presented. In all subsequent years full comparative figures for the previous period should be presented in the consolidated financial statements. In accordance with this the previous period figures have not been provided.

As per our report attached               For and on behalf of the Board of Directors
For N M Raiji & Co.,
Chartered Accountants                    Azim Hasham Premji   (Chairman and Managing Director)


                                         P M Sinha            (Director)
J M Gandhi
Partner
                                         N Vaghul             (Director)


                                         Suresh C Senapaty
                                         (Corporate Executive Vice President - Finance)

                                         Satish Menon
                                         (Corporate Vice President- Legal & Company Secretary)
Mumbai, January 18, 2002                 Bangalore, January 18, 2002

                                  WIPRO LIMITED
                      CONSOLIDATED PROFIT AND LOSS ACCOUNT
                              (IN RUPEES THOUSANDS)

                                                       NINE MONTHS ENDED
                                                       DECEMBER 31, 2001
                                                       -----------------
                   INCOME
Sales and Services                                         25,149,893
Other Income                                                1,017,391
                                                          -----------
                                                           26,167,284
                                                          ===========

                 EXPENDITURE
Cost of goods sold                                         15,211,621
Selling, general and administrative expenses                3,875,253
Interest                                                       19,303
                                                          -----------
                                                           19,106,177
                                                          ===========

PROFIT BEFORE TAXATION                                      7,061,107
                                                          -----------
Provision for taxation (refer note 4)                         520,035
                                                          -----------
PROFIT AFTER TAX                                            6,541,072
                                                          ===========

Earnings per share (in Rs.)
         Basic                                                  28.30
         Diluted                                                28.26

Number of shares
         Basic                                            231,132,818
         Diluted                                          231,430,057


As per our report attached              For and on behalf of the Board of Directors
For N M Raiji & Co.,
Chartered Accountants                   Azim Hasham Premji  (Chairman and Managing Director)


                                        P M Sinha           (Director)

J M Gandhi

Partner                                 N Vaghul            (Director)


                                        Suresh C Senapaty

                                        (Corporate Executive Vice President - Finance)


                                        Satish Menon

                                        (Corporate Vice President- Legal & Company  Secretary)



Mumbai, January 18, 2001                Bangalore, January 18, 2001

SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING CONVENTION

The preparation of consolidated financial statements in conformity with Indian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Basis of preparation of financial statements -

The accompanying consolidated financial statements have been prepared in accordance with Indian generally accepted accounting principles.

Principles of consolidation -

The consolidated financial statements include the financial statements of Wipro and all of its subsidiaries, which are more than 50% owned and controlled. All material inter-company accounts and transactions are eliminated on consolidation. The company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee.

REVENUE RECOGNITION

- Sales include applicable sales tax unless separately charged, export incentives, and are net of discounts.

-      Sales are recognized on despatch, except in the following cases:

       - Consignment sales are recognized on receipt of statement of account from the agent

       - Sales, which are subject to detailed acceptance tests, revenue is reckoned based on milestones for billing, as provided in the contracts

       - Software revenue is recognized on the basis of chargeable time or achievement of prescribed milestones for billing as provided in the contracts

- Export incentives are accounted on accrual basis and include estimated realizable values/benefits from special import licenses and Advance licenses.

-      Agency commission is accrued on shipment of consignment by principal.

- Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

-      Other income is recognized on accrual basis.

RESEARCH AND DEVELOPMENT

Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

PROVISION FOR RETIREMENT BENEFITS

For employees covered under group gratuity scheme of LIC, gratuity charged to Profit and Loss account is on the basis of premium demanded by LIC. Provision for gratuity (for certain category of employees) and leave benefit for employee's is determined as per actuarial valuation at the year end. Defined contributions for provident fund and pension are charged to the Profit and Loss account based on contributions made in terms of applicable schemes, after netting off the amounts rendered surplus on account of employees separated from the Company.

FIXED ASSETS AND DEPRECIATION

Fixed assets were revalued as at March 31, 1997. Such assets are stated at revalued amounts less depreciation. Assets acquired after March 31, 1997 are stated at cost less depreciation.

Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization and other revenue expenditure incurred on new projects is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to Profit and Loss account. Renewals and replacement are either capitalized or charged to revenue as appropriate, depending upon their nature and long term utility.

In respect of leased assets, lease rentals payable during the year is charged to Profit and Loss account.

Depreciation is provided on straight line method at rates specified in Schedule XIV to the Companies Act, 1956, except on computers, furniture and fixture, office equipment, electrical installations (other than those at factories) and vehicles for which commercial rates are applied. Technical know-how is amortized over six years. In Wipro Inc, Enthink Inc and Wipro Japan KK the depreciation is provided on Written Down Value method.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are recorded at the spot rate at the beginning of the concerned month. Year end balances of foreign currency assets and liabilities are restated at the closing rate/forward contract rate, as applicable. Resultant differences in respect of liabilities relating to acquisition of fixed assets are capitalized other differences on restatement or payment are adjusted to revenue account.

Forward premiums in respect of forward exchange contracts are recognized over the life of the contract, except that premiums relating to foreign currency loans for the acquisition of fixed assets are capitalized.

INVENTORIES

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Indigenously developed software products are valued at cost, which reflects their remaining economic life. Small value tools and consumables are charged to consumption on purchase. Cost is computed on weighted average basis.

INVESTMENTS

Investments are stated at cost. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature.

NOTES TO ACCOUNTS

8. In accordance with Accounting Standard 21 "Consolidated Financial Statements" issued by the Institute of Chartered Accountants of India, the Consolidated Financial

       Statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

9. Accounting Standard 21 does not deal with investments in associates and joint ventures. At present such investment is accounted at cost as required under Accounting Standard - 13. It means that the company's proportionate share in Profit or Loss of such companies are not recognized and only dividend income is recognized. Consequently, Wipro GE Ltd and Netkracker Ltd has not been considered.

10. During the period company acquired 17,91,385 shares, representing 8% of the equity capital of Wipro Net Limited (WNL). Consequent to this investment, WNL has become a fully owned subsidiary of the company. The board of directors of both the companies decided to amalgamate WNL into the company with effect from April 2001. Accordingly, the scheme of amalgamation was filed in the Karnataka High Court before the balance sheet date. The scheme has been approved in the meeting of creditors and shareholders of both the companies, convened by the court, held on July 19, 2001. The scheme of amalgamation has been given effect to in the accounts of the company for the Nine months ended December 31, 2001, on the pooling of interest method, which is subject to approval by the High Court. The deficit of Rs. 2,001,432 arising on amalgamation is transferred to General Reserve as detailed below:

Fixed Assets                                            433,507
Net Current Assets                                       71,753
Less: Loans                                              90,000
Net Tangible assets as of March 31, 2001                                   415,260
Less: Investments in WNL by the Company                                  2,416,692
Deficit transferred to General Reserve                                   2,001,432

4.     Provision for taxation comprises of following:

(i) Rs. 188,675 in respect of foreign taxes, net of deferred tax of Rs. 53,967 and write back of provision of Rs. 40,951 in respect of earlier year.

(ii) Rs. 329,110 in respect of Indian Income Tax, net of write back of provision of Rs 42,000 in respect of earlier years.

(iii)  Rs. 2,250 in respect of Wealth Tax.

5.     The details of subsidiary are as follows -

                                                  COUNTRY OF
    a) NAME OF THE SUBSIDIARY                     INCORPORATION                                        % HOLDING
          Wipro Inc                               USA                                                     100%
          Enthink Inc                             USA                                                      --*
          Wipro Japan KK                          Japan                                                   100%
          Wipro Prosper Limited                   India                                                   100%
          Wipro Trademarks holding Limited        India                                                   100%
          Wipro Welfare Limited                   India                                                   100%
    b) Wipro Equity Reward Trust                  India                                 Fully controlled trust
    * Fully owned by  Wipro Inc.

                          WIPRO LIMITED - CONSOLIDATED
                              CASH FLOWS STATEMENT
                              (IN RUPEES THOUSANDS)

                                                                                               NINE MONTHS ENDED
                                                                                               DECEMBER 31, 2001
                                                                                               -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net profit before tax and non recurring items                                                   7,061,107
   Adjustments to reconcile Net profit before tax and non recurring items to net cash provided by operating activities:
      Depreciation and amortization                                                                1,045,153
      Foreign currency translation gains                                                             (48,240)
      Retirement benefits provision                                                                  130,615
      Dividend/interest                                                                             (647,326)
      Loss/(Gain) on sale of property, plant and equipment                                           (17,428)

Operating cash flow before changes in working capital                                              7,523,880

           Trade and other  receivable                                                               839,426
           Loans and advances                                                                       (885,352)
           Inventories (other than stock-in-trade land)                                              280,349
           Trade and other payables                                                                  368,286
                                                                                                  ----------
Net cash provided by operations                                                                    8,126,589
Direct taxes paid                                                                                   (915,991)
                                                                                                  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                          7,210,598
                                                                                                  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditure on property, plant and equipment (including advances)                                 (1,977,203)
Proceeds from sale of property, plant and equipment                                                   79,012
Purchase of investments                                                                           (6,027,392)
Inter Corporate deposits placed                                                                        5,800
Certificate of Deposits with foreign banks                                                        (2,783,814)
Sale/maturities on Investments                                                                        77,029
Divided received                                                                                      61,773
Interest received                                                                                    585,553
                                                                                                  ----------
NET CASH USED IN INVESTING ACTIVITIES                                                             (9,979,242)
                                                                                                  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from exercise of Stock Option Plan grants                                                     7,064
Dividends paid                                                                                      (128,071)
Proceeds from issuance/(repayment) of borrowings                                                    (169,831)
                                                                                                  ----------
Net cash provided by/(used in) financing activities                                                 (290,838)
                                                                                                  ----------

Net increase/(decrease) in cash and cash equivalents during the year                              (3,059,482)
Cash and cash equivalents at the beginning of the period                                           4,583,816
                                                                                                  ----------
Cash and cash equivalents at the end of the period                                                 1,524,334
                                                                                                  ==========

Notes :

i) Opening cash and bank balances include cash balances of subsidiaries of Rs 115,113 and Rs 5,282 of Wipro Net Limited.

i) Purchase of investments include Rs. 1,218,142 on acquisition of minority interest of 8% in Wipro Net Limited.

iii) Figures for previous periods presented, have been regrouped wherever necessary, to confirm to this period classification.

For and on behalf of the board of directors

Azim Hasham Premji (Chairman and managing director)

Suresh Senapaty
(Corporate Executive Vice President -- Finance)

P.M. Sinha         (Director)

Satish Menon
(Corporate Vice President-Legal & Company Secretary)

N Vaghul          (Director)

Bangalore, January 18, 2002